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FORM 5
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/ / Check this box if no                 U.S. SECURITIES AND EXCHANGE COMMISSION                      ------------------------------
    longer subject to                            WASHINGTON, D.C. 20549                                         OMB APPROVAL
    Section 16. Form                                                                                  ------------------------------
    4 or Form 5                    ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                OMB Number           3235-0362
    obligations may                                                                                   Expires:     December 31, 2001
    continue. See                   Filed pursuant to Section 16(a) of the Securities                 Extimated average burden
    Instruction 1(b)                                Exchange Act of 1934,                             hours per response.........1.0
/ / Form 3 Holdings                         Section 17(a) of the Public Utility                       ------------------------------
    Reported                        Holding Company Act of 1935 or Section 30(f) of
/X/ Form 4                                     the Investment Company Act
    Transactions                                          of 1940
    Reported

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
    ALLEN          PAUL               G.          Click2Learn.com, Inc. (CLKS)                  Issuer (Check all applicable)
-------------------------------------------    ----------------------------------------------       Director       X 10% Owner
    (Last)        (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
    505 UNION STATION, 505 FIFTH AVENUE,          Number of Reporting        Month/Year             Officer (give    Other (specify
    SUITE 900                                     Person (Voluntary)       December 31, 2000    ----        title ---       below)
-------------------------------------------                               -------------------               below)
                  (Street)                                                5. If Amendment,
    SEATTLE,     WASHINGTON         98104                                    Date of Original       -------------------------------
-------------------------------------------                                  (Month/Year)
    (City)        (State)            (Zip)                                                   7. Individual or Joint/Group Filing
                                                                          ------------------    (Check applicable line)
                                                                                                      Form Filed by One
                                                                                                ----  Reporting Person
                                                                                                 X    Form Filed by More than
                                                                                                ----  One Reporting Person
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                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr.                                   End of Month        Direct         Benefi-
                                  (Month/       8)                                       (Instr. 3 and 4)    (D) or         cial
                                   Day/        -------  ----------------------------                         Indirect       Owner-
                                   Year)        Code    Amount    (A) or      Price                          (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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     Common Stock                2/3/2000       P4      100,000    A          $16.82     6,541,120           (I)(1)         (1)
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Explanation of Responses:
(1) Owned directly by Vulcan Ventures, Incorporated ("VVI") and indirectly by Paul G. Allen, the sole shareholder of VVI.

* If the form is filed by more than one Reporting Person, see Instruction 4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


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FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED            SEC 1474 (8-92)
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                               --------------- Exer-   tion       Title   Number of
                                                                (A)     (D)    cisable Date               Shares
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9. Number of           10. Ownership Form          11. Nature of
   Derivative              of Derivative               Indirect
   Securities              Security:                   Beneficial
   Beneficially            Direct (D)                  Ownership
   Owned at End            or Indirect (I)             (Instr. 4)
   of Month                (Instr. 4)
   (Instr. 4)

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**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
                                                                                   /s/ WILLIAM D. SAVOY                 2/14/2001
                                                                                   -----------------------------------  ----------
                                                                                   **Signature of Reporting Person         Date
                                                                                   William D. Savoy as Attorney-in-Fact
                                                                                   for Paul G. Allen pursuant to a
                                                                                   Power of Attorney filed with the
                                                                                   Reporting Persons' Schedule 13G
                                                                                   for Pathogenisis, Inc. on August 30,
                                                                                   1999 and incorporated herein by
                                                                                   reference.

Note. File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

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                                       JOINT FILER INFORMATION

     Name:                               Vulcan Ventures Incorporated

     Address:                            505 - Fifth Avenue Suite 900
                                         Seattle, Washington 98104

     Designated Filer:                   Paul G. Allen

     Issuer & Ticker Symbol:             Click2Learn.com, Inc. ("CLKS")

     Date of Event
     Requiring Statement:                February 3, 2000

     Signature:                          VULCAN VENTURES INCORPORATED


                                         By:  /s/ WILLIAM D. SAVOY     2/14/2001
                                             -----------------------------------
                                              William D. Savoy, Vice President